UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                          FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
15(d) of the Securities Exchange Act of 1934.

                           Commission File Number 000-24145

                 Main Street Bancorp, Inc.
   ------------------------------------------------------
   (Exact name of registrant as specified in its charter)

                       601 Penn Street
                 Reading, Pennsylvania  19601
                       (610) 685-1400
        --------------------------------------------
              (Address, including zip code, and
            telephone number, including area code
        of registrant's principal executive offices)

               Common Stock ($1.00 par value)
  --------------------------------------------------------
  (Title of each class of securities covered by this Form)

                            None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6(a)(1)(i)   [ ]
Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the
certification of notice date:  0

     Pursuant to the requirements of the Securities
Exchange Act of 1934, Main Street Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 20, 2002          By:  /s/ Mark R. McCollom
                               ----------------------------
                               Senior Vice President
                               Sovereign Bancorp, Inc.
                               (successor by merger to Main
                               Street Bancorp, Inc.)